Exhibit 99.1
Triangle Capital Corporation
Computation of Ratio of Earnings to Fixed Charges

	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014	Year Ended 12/31/2015
Earnings:
Net Increase (Decrease) in Net Assets Resulting from Operations	$56,771,037	$60,063,517	$81,211,880	$28,362,448	$47,857,252
Add back: Income Tax Expense (Benefit) and Excise Taxes	908,416	551,830	539,561	3,103,876	384,028
Add back: Fixed Charges	11,059,503	17,242,709	20,647,256	21,180,153	28,148,018
Total Earnings	$68,738,956	$77,858,056	$102,398,697	$52,646,477	$76,389,298
Fixed Charges:
Interest and other financing fees	$10,901,913	$16,412,898	$20,234,583	$21,180,153	$26,754,001
Loss on extinguishment of debt	157,590	829,811	412,673	—	1,394,017
Total Fixed Charges	$11,059,503	$17,242,709	$20,647,256	$21,180,153	$28,148,018
Ratio of Earnings to Fixed Charges	6.22	4.52	4.96	2.49	2.71
Footnote disclosure:
Footnote (1) disclosure and calculation:

	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014	Year Ended 12/31/2015
Earnings (excluding unrealized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$56,771,037	$60,063,517	$81,211,880	$28,362,448	$47,857,252
Add back: Income Tax Expense (Benefit) and Excise Taxes	908,416	551,830	539,561	3,103,876	384,028
Add back: Fixed Charges	11,059,503	17,242,709	20,647,256	21,180,153	28,148,018
Exclude: Unrealized (Gains) Losses	(6,367,473)	2,878,015	(2,215,673)	44,162,962	(5,495,657)
Total Earnings (excluding unrealized gains/losses)	$62,371,483	$80,736,071	$100,183,024	$96,809,439	$70,893,641
Fixed Charges:
Interest and other financing fees	$10,901,913	$16,412,898	$20,234,583	$21,180,153	$26,754,001
Loss on extinguishment of debt	157,590	829,811	412,673	—	1,394,017
Total Fixed Charges	$11,059,503	$17,242,709	$20,647,256	$21,180,153	$28,148,018
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	5.64	4.68	4.85	4.57	2.52

Footnote (2) disclosure and calculation:

	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014	Year Ended 12/31/2015
Earnings (excluding unrealized and realized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$56,771,037	$60,063,517	$81,211,880	$28,362,448	$47,857,252
Add back: Income Tax Expense (Benefit) and Excise Taxes	908,416	551,830	539,561	3,103,876	384,028
Add back: Fixed Charges	11,059,503	17,242,709	20,647,256	21,180,153	28,148,018
Exclude: Unrealized (Gains) Losses	(6,367,473)	2,878,015	(2,215,673)	44,162,962	(5,495,657)
Exclude: Realized (Gains) Losses	(10,973,487)	(6,660,776)	(18,419,544)	(13,631,328)	27,489,463
Total Earnings (excluding unrealized and realized gains/losses)	$51,397,996	$74,075,295	$81,763,480	$83,178,111	$98,383,104
Fixed Charges:
Interest and other financing fees	$10,901,913	$16,412,898	$20,234,583	$21,180,153	$26,754,001
Loss on extinguishment of debt	157,590	829,811	412,673	—	1,394,017
Total Fixed Charges	$11,059,503	$17,242,709	$20,647,256	$21,180,153	$28,148,018
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	4.65	4.30	3.96	3.93	3.50